CONFIDENTIAL

DRAFT

ASSET PURCHASE AGREEMENT

dated as of September 11, 2015

between

GENERAL ELECTRIC INTERNATIONAL, INC.,

 CLEAN ENERGY HRS LLC

and

(solely with respect to Section 5.03, Section 5.05, and Section 5.06, and Article I, Article VI and Article VIII)

GENERAL ELECTRIC COMPANY

ACTIVE 20150623_v1

SCHEDULES

2.01(a)(i)

Personal Property

2.01(a)(ii)

Assumed Contracts

2.01(a)(iv)

Purchased Registered Intellectual Property

2.01(a)(vi)

Technology License Transfer

2.01(a)(vii)

Transferred Software

2.01(b)(xiv)

Certain Excluded Assets2.01(c)(v)

Sold Products Under Warranty as of Closing Date

2.01(c)(vii)

Certain Assumed Liabilities

2.06(b)

Inventory Amount

3.01

Incorporation, Qualification and Authority of Seller

3.02

No Conflict

3.03

Consents and Approvals

3.04

Absence of Certain Changes or Events

3.05

Absence of Litigation

3.06

Compliance with Laws

3.07

Title to the Purchased Assets

3.08

Intellectual Property

3.09

Taxes

3.10

Material Contracts

3.11

Employment and Employee Benefits Matters

3.11(e)

Certain Employment Matters

3.12

Environmental Matters

3.13

Brokers

5.09(f)

Receivable

6.01(a)

Certain Employees

6.03(b)

Protected Names

1

EXHIBITS

Exhibit A

Definitions

Exhibit B

Form of Transition Services Agreement

Exhibit C

Form of Bill of Sale

Exhibit D

Form of Assignment and Assumption Agreement

Exhibit E

Form of Transitional Trademark License Agreement

Exhibit F

Form of Promissory Note

Exhibit G

Form of Parent Guaranty

Exhibit H

Form of Global Employee Services Agreement

Exhibit I

Form of Assignment of Patents and Trademarks

Exhibit J

Form of Assignment and Assumption

This ASSET PURCHASE AGREEMENT, dated as of September 11, 2015, is made by and among GENERAL ELECTRIC INTERNATIONAL, INC., a Delaware corporation (“Seller”), Clean Energy HRS LLC (“Purchaser”), a California limited liability company and a subsidiary of Probe Manufacturing, Inc., a Nevada corporation (“Parent”), and, solely with respect to Section 5.03, Section 5.05, and Section 5.06, and Article I, Article VI and Article VIII, General Electric Company, a New York corporation (“GE”).

PRELIMINARY STATEMENTS

A

Seller owns the Heat Recovery Solutions business, which designs, manufactures, tests, markets and/or sells Organic Rankine Cycle (“ORC”)-based heat recovery power systems, including the integrated power module (“IPM”) and Clean Cycle (as defined below) generator and all other components, controls, power electronics, software and/or equipment that are included in such systems and provides related services for the ORC-based heat recovery power systems, in each case including in the following fields of use:  (i) any ORC-based application where the heat is sourced from:  (a) reciprocating combustion engines, of any type, except those employed on transiting marine vessels, (b) gas or steam turbine systems for Power Generation applications, where “Power Generation” means the process of creating electricity from any other form of energy, and (c) Biomass Boiler systems, where “Biomass Boiler” means a device that uses Biomass as a fuel to heat fluid and where “Biomass” means living or recently living biological or organic material as a source of energy and (ii) the following applications (without limitation to ORC-based applications):  (x) reciprocating combustion engines, of any type, except those employed on transiting marine vessels or in automotive applications for cars, trucks, and other motor vehicles, (y) gas or steam turbine systems with an ISO-rated power output above one megawatt (1 MW), and (z) applications that use Biomass as a source of heat (as conducted on the date hereof, the “Business”).  The Business is located at a facility (the “Facility”) in Costa Mesa, California where it manufactures the less than 1 MW Organic Rankine Cycle waste heat power generator including the IPM (the “Product”)

B.

Seller wishes to sell, or to cause to be sold, to Purchaser, and Purchaser wishes to purchase from Seller the Purchased Assets (as defined in Section 2.01(a)) relating to the Business, all on the terms and subject to the conditions set forth herein.  In connection therewith, Purchaser wishes to assume, and Seller wishes to have Purchaser assume certain defined liabilities of Seller relating to the Purchased Assets, all on the terms and subject to the conditions set forth herein.

C.

In connection with the foregoing, Parent has agreed to guaranty certain obligations of Purchaser to Seller, all on the terms and subject to the conditions set forth in the Guaranty (as defined herein).

NOW, THEREFORE, the parties to this Agreement agree as follows:

Article I

DEFINITIONS

SectionI.1. Certain Defined Terms.  Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

Article II PURCHASE AND SALE

SectionII.1. Purchase and Sale of Assets.

(a) Purchased Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver, or shall cause to be sold, conveyed, assigned, transferred or delivered, to Purchaser, free and clear of all Liens, except for Permitted Liens, and Purchaser shall purchase, acquire and accept from Seller, all of the following assets, properties, rights and Contracts that are owned, leased or licensed by Seller and used exclusively in the conduct of the operation of the Business by Seller to manufacture and sell the Product and related services as the same shall exist on the Closing Date and (collectively, the “Purchased Assets”):

(i) all tangible personal property, machinery, equipment (including vehicles), tooling and fixtures and interests therein, as listed in Section 2.01(a)(i) of the Disclosure Schedules, transferred pursuant to the Bill of Sale in form attached hereto as Exhibit C;

(ii) all Contracts of Seller (and all rights thereunder), listed in Section 2.01(a)(ii) of the Disclosure Schedules, assigned pursuant to the Assignment and Assumption Agreement in the form attached hereto as Exhibit D (the “Assumed Contracts”), to the extent assignable;

(iii) all of Seller’s causes of action against third parties relating exclusively to the Purchased Assets or any Assumed Liability, including unliquidated rights under manufacturers’ and vendors’ warranties, other than any Excluded Assets of the type described in Section 2.01(b)(ix) below, assigned pursuant to the Assignment and Assumption Agreement in the form attached hereto as Exhibit D;

(iv) the Patents and Trademarks listed in Section 2.01(a)(iv) of the Disclosure Schedules, assigned pursuant to the Assignment of Patent and Trademarks in form attached hereto as Exhibit I (the “Purchased Registered Intellectual Property”);

(v) to the extent transferrable, the licenses to Software listed in Section 2.01(a)(v) of the Disclosure Schedules (the “Transferred Software”);

(vi)

all rights of Seller in the Product Intellectual Property, including by assignment of the Technology License pursuant to the Assignment and Assumption Agreement in the form attached hereto as Exhibit D, a copy of  which will be provided by Purchaser to pursuant to Section 7.01(a)(iii) of the Technology License;

(vii) other than any Excluded Assets of the type described in Section 2.01(b)(xi) and Section 2.01(b)(xii) below, all books, records, files and papers of Seller, whether in hard copy or computer format, used exclusively in connection with the Product , including engineering information, financial and accounting records, marketing plans and market research, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers and distributors, personnel and employment records for Transferred Employees maintained at the Facility and copies of any information relating to Taxes for which Purchaser is liable pursuant to Section 5.07;

(viii) all goodwill associated with any of the assets described in the foregoing clauses; and

(ix) subject to Section 2.02, all transferrable Environmental Permits held by or in connection with operations at the Facility; and

(x) all of Seller’s right, title and interest in respect of the Seller’s lease of the Facility, including all rights of Seller to the improvements, fixtures and appurtenances thereto and rights in respect thereof, with respect to machinery, equipment, tooling and fixtures, as described in Section 2.01(a)(i).

(b) Excluded Assets.  Notwithstanding anything to the contrary contained herein, Seller shall not sell, convey, assign, transfer or deliver to Purchaser, and Purchaser shall not purchase, acquire or accept, any assets other than the Purchased Assets, including any of the following assets and properties of Seller (collectively, the “Excluded Assets”):

(i) any Working Capital;

(ii) any GE Name and GE Marks, together with any Contracts granting rights to use the same (certain of which will be licensed pursuant to the Transitional Trademark License Agreement (as defined in Section 5.08(d));

(iii) any of Seller’s right, title and interest in respect of real property, other than the Facility,  including any improvements, fixtures or appurtenances to real property other than the Facility or  rights in respect thereof;

(iv) Tax assets relating to, but not limited to, all refunds (or credits) of any Tax for which Seller is liable pursuant to Section 5.07;

(v) Seller’s plans and other employee benefit plans, programs, arrangements, agreements (including retirement benefit and post-retirement health benefit plans, programs, arrangements and agreements) and policies sponsored or maintained by the Seller or its Affiliates, and any trusts or other assets related thereto, except as provided in Article VI;

(vi) subject to Section 5.05, all policies of, or agreements for, insurance and interests in insurance pools and programs;

(vii) except as otherwise provided in Section 2.01(a)(v) or Section 2.01(a)(vii), all Software and data owned or licensed by Seller and used solely in the conduct of the operation of the Business;

(viii) any Intellectual Property other than the Product Intellectual Property and the Purchased Registered Intellectual Property;

(ix) all causes of action (including counterclaims) and defenses (A) against third parties relating to any of the Excluded Assets or the Excluded Liabilities as well as any books, records and privileged information relating thereto or (B) relating to any period through the Closing to the extent that the assertion of such cause of action or defense is necessary or useful in defending any claim that may be asserted against Seller or for which indemnification may be sought by Purchaser Indemnified Parties pursuant to Article VII or that the Seller is otherwise responsible for under the terms of this Agreement;

(x) (A) all loans or advances by Seller to its Affiliates; and (B) all loans or advances by Seller’s Affiliates to Seller;

(xi) personnel and employment records for employees and former employees of the Seller or its Affiliates  who are not Transferred Employees;

(xii) (A) all corporate minute books (and other similar corporate records) and stock records of Seller, (B) any books and records relating to the Excluded Assets or (C) any books, records or other materials that Seller (x) is required by Law to retain (copies of which, to the extent permitted by Law, will be made available to Purchaser upon Purchaser’s reasonable request), (y) reasonably believes are necessary to enable it to prepare and/or file Tax Returns (copies of which will be made available to Purchaser upon Purchaser’s reasonable request) or (z) is prohibited by Law from delivering to Purchaser;

(xiii) the assets and properties listed in Section 2.01(b)(xiii) of the Disclosure Schedules;

(xiv) any assets sold or otherwise disposed of in the ordinary course of business prior to the Closing Date; and

(xv) any other assets, properties, rights, Contracts and claims of Seller that are not related exclusively to the Product , wherever located, whether tangible or intangible, real, personal or mixed.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Transaction Agreements, Purchaser acknowledges and agrees that all of the following shall remain the property of Seller, and neither Purchaser nor any of its Affiliates shall have any interest therein: (w) all records and reports prepared or received by GE or any of its Affiliates in connection with the sale of the Purchased Assets and Assumed Liabilities and the transactions contemplated hereby, including all analyses relating to the Business or Purchaser so prepared or received; (x) all confidentiality agreements with prospective purchasers of the Business or any portion thereof (except that Seller or its Affiliates, as applicable, shall assign to Purchaser or its designee at the Closing all of such assignor’s rights under such agreements to confidential treatment of information with respect to the Purchased Assets and Assumed Liabilities and with respect to solicitation and hiring of the Transferred Employees); (y) all bids and expressions of interest received from third parties with respect thereto; and (z) all privileged materials, documents and records in the possession of GE or any of its Affiliates to the extent such materials, documents and records are (A) not related to the Purchased Assets and Assumed Liabilities , (B) related to any Excluded Asset or Excluded Liability, or (C) related to any matter for which Seller retains or has an obligation to indemnify the Purchaser Indemnified Parties pursuant to Article VII (without giving effect to the provisions of Section 7.01(b)).  Purchaser further acknowledges and agrees that, with respect to any Action or dispute between Seller or one of its Affiliates, on the one hand, and Purchaser or one of its Affiliates (post-Closing), on the other hand, only Seller may waive any evidentiary privilege that may attach to a pre-closing communication that is determined by a court of competent jurisdiction to be subject to attorney-client privilege, and neither Purchaser, nor any of its Affiliates, shall have the right to compel disclosure of such privileged information.

(c) Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, Purchaser hereby agrees, effective at the time of the Closing, to assume and agree to pay, discharge and perform certain of the Liabilities of Seller relating to the Purchased Assets or the Product, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished, as the same shall exist on and after the Closing Date (the “Assumed Liabilities”), subject to Section 2.01(d) including the following:

(i) all Liabilities arising under or related to any of the Assumed Contracts;

(ii) all Liabilities in respect of Taxes for which Purchaser is liable pursuant to Section 5.07;

(iii) all Liabilities expressly assumed by Purchaser as set forth in Article VI hereof;

(iv) all Liabilities, commitments and obligations, whether accruing before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted and unasserted, and not satisfied or extinguished as of the Closing Date, arising from or relating in any way to the tangible property comprising the Purchased Assets, including Liabilities relating to purchases of Inventory after June 30, 2015 and not otherwise included in the Inventory Amount (as defined in Section 2.06(b)) and other Liabilities listed in

Section 2.01(c)(iv) of the Disclosure Schedules but expressly not including any other accounts payable of Seller invoiced and open as of Closing not included in the above;

(v) all Liabilities, commitments and obligations with respect to any warranty or similar liabilities relating to the supply of products, components, parts, products, manuals, publications or services, including training, of  the Business that were developed, designed, marketed, manufactured, distributed or sold on or prior to the Closing Date or that were held in the inventory of the Business as of the Closing Date and the obligation to maintain adequate inventory of and provide service parts for the Business products sold prior to the Closing Date, provided, however, that if Purchaser or Seller receives a warranty or similar claim (i) relating to a product for which the warranty period has expired as of the Closing Date  and (ii) resulting from a failure that occurred prior to the Closing Date, Seller agrees, that for a period of three years after the Closing Date, it will indemnify Purchaser pursuant to Article VII against any actual direct out of pocket costs incurred by Purchaser to remedy any such claim or claims that, individually or together in aggregate are in excess of $100,000.00;

(vi) all Liabilities, commitments and obligations relating to the use, application, malfunction, defect, design, operation, performance or suitability of any components, parts, products, manuals, publications or services, including training, that were developed, designed, or manufactured on or prior to the Closing Date or that were held in the inventory of the Business as of the Closing Date or by the Purchaser after the Closing Date; and

(vii) all Liabilities, commitments and obligations of type described on or arising out of or relating to the matters described on Section 2.01(c)(vii) of the Disclosure Schedules, including all Liabilities assumed by the Purchaser pursuant to Article VI.

(d) Excluded Liabilities.  Purchaser is not assuming or agreeing to pay or discharge any Liabilities of Seller other than the Assumed Liabilities (the “Excluded Liabilities”).

SectionII.2. Assignment of Contracts and Rights.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Assumed Contract, permit or license or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of any applicable third party (including any Governmental Authority), would constitute a breach or other contravention thereof, a violation of Law or would in any way adversely affect the rights of Purchaser (as assignee of Seller) or Seller (as applicable).  Subject to Section 5.04(c), Seller will use its commercially reasonable efforts to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Purchaser as Purchaser may request.  If, on the Closing Date, any such consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective, a violation of Law or would adversely affect the rights of Purchaser (as assignee of Seller) thereto or thereunder so that Purchaser would not in fact receive all such rights, Seller and Purchaser will, subject to

Section 5.04(c), cooperate in a mutually agreeable arrangement under which Purchaser would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with the Purchased Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Purchaser, or under which Seller would enforce, for the benefit of Purchaser, and at the expense of Purchaser, any and all of its rights against a third party thereto (including any Governmental Authority) associated with such Purchased Asset, claim, right or benefit (collectively, “Third Party Rights”), and Seller would promptly pay to Purchaser when received all monies received by them under any Purchased Asset or any claim or right or any benefit arising thereunder.

SectionII.3. Closing.  On the date of this Agreement (the “Closing Date”), the closing of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) will take place at the Facility, or such other place as Seller and Purchaser may agree in writing or remotely via the exchange of executed documents and/or closing deliverables, simultaneously with the execution of this Agreement.  The effective time of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall be deemed to occur at 12:00:01 AM Eastern Daylight Time on the Closing Date.

SectionII.4. Purchase Price.

(a) The aggregate “Purchase Price” for the Purchased Assets shall be $1,500,000, payable by delivery of the Promissory Note (as defined in Section 2.06(a)), plus the Inventory Amount (as defined in Section 2.06(b)) payable by wire transfer on the Closing Date.

(b) Within thirty (30) days following the Closing Date, Purchaser shall deliver to Seller a schedule (the “Allocation Schedule”) allocating the Purchase Price (including, for purposes of this Section 2.04(b), any other consideration paid to Seller, the Assumed Liabilities) among the Purchased Assets.  The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder.  If, within thirty (30) days following delivery of the Allocation Schedule, Seller notifies Purchaser of its disagreement with the Allocation Schedule, Seller and Purchaser shall negotiate in good faith to resolve such disagreement, and if they are able to do so shall make such revisions to the Allocation Schedule to reflect such resolution.  Seller and Purchaser shall file IRS Form 8594, and all Tax Returns, consistent with the Allocation Schedule.  Each of Purchaser and Seller agrees to provide the other promptly with any information required to complete Form 8594.  If Seller and Purchaser are unable in good faith to agree on the Allocation Schedule within thirty (30) days of Seller notifying Purchaser of its disagreement, each of Seller and Purchaser may independently prepare an Allocation Schedule.

SectionII.5. Closing Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(a) reasonably satisfactory evidence of Seller’s authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements;

(b)

duly executed counterparts to each of the Ancillary Agreements; and

(c) such other documents and instruments as Seller and Purchaser and their respective counsel shall deem reasonably necessary or appropriate to vest in Purchaser all right, title and interest in, to and under the Purchased Assets.

SectionII.6. Closing Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to Seller:

(a) an unsecured promissory note in form attached hereto as Exhibit F (the “Promissory Note”), duly executed by Purchaser, and in the initial principal amount set forth in Section 2.04(a);

(b) the amount, if greater than $25,000, by which the actual inventory of the Business on the Closing Date exceeds the amount of the inventory shown on the June 30, 2015 Balance Sheet, as set forth in Section 2.06(b) of the Disclosure Schedules (the “Inventory Amount”);

(c) reasonably satisfactory evidence of Purchaser’s authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Purchaser is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements;

(d) duly executed counterparts to each of the Ancillary Agreements;

(e) true, correct and valid resale or other certificates or forms contemplated by Section 5.07(c); and

(f) such other documents and instruments as Seller and Purchaser and their respective counsel shall deem reasonably necessary or appropriate to vest in Purchaser all right, title and interest in, to and under the Purchased Assets.

SectionII.7. Payments and Computations.  Except for the payment of the Purchase Price (which shall be paid pursuant to the Promissory Note), each party shall make each payment due to the other party to this Agreement not later than 11:00 a.m., New York City time, on the day when due.  All payments shall be paid by wire transfer in immediately available funds to the account or accounts designated by the party receiving such payment.  All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that, except as set forth in the Disclosure Schedules:

SectionIII.1. Incorporation, Qualification and Authority of Seller.  Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under the Transaction Agreements to which it is a party.  Seller has the corporate power and authority to operate its business with respect to the Purchased Assets as now conducted and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification material to the Purchased Assets, except for jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.  The execution and delivery by Seller of the Transaction Agreements to which it is a party and the consummation by Seller of the transactions contemplated by, and the performance by Seller of its obligations under, the Transaction Agreements have been duly authorized by all requisite corporate action on the part of Seller.  This Agreement has been, and upon execution and delivery the other Transaction Agreements to which it is a party will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the parties hereto) this Agreement constitutes, and upon execution and delivery, the other Transaction Agreements will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfer, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SectionIII.2. No Conflict.  Provided that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained or taken or as otherwise provided in this Article III and except as may result from any facts or circumstances relating to Purchaser or its Affiliates, the execution, delivery and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated by the Transaction Agreements do not and will not (a) violate or conflict with the certificate of incorporation or bylaws of Seller, (b) conflict with or violate any Law or Governmental Order applicable to Seller or the Purchased Assets or (c) subject to Section 3.10(c) and 5.04(d), result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, Contract, permit or franchise to which Seller (with respect to the Purchased Assets) is a party or by which any Purchased Asset is bound or affected, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, rights or Liens as have not had and would not reasonably be expected to have a Material

Adverse Effect or would not materially impair or delay the ability of Seller to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

SectionIII.3. Consents and Approvals.  The execution and delivery by Seller of the Transaction Agreements do not, and the performance by Seller of, and the consummation by Seller of the transactions contemplated by, the Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not prevent or materially delay the consummation by Seller of the transactions contemplated by, or the performance by Seller of any of their material obligations under, the Transaction Agreements or (b) as may be necessary as a result of any facts or circumstances relating to Purchaser or its Affiliates.

SectionIII.4. Absence of Certain Changes or Events.  Except as contemplated by this Agreement, from December 31, 2014 to the date of this Agreement there has not occurred any event that has had or would reasonably be expected to have, a Material Adverse Effect on the Purchased Assets or that would materially impair or delay the ability of Seller to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

SectionIII.5. Absence of Litigation.  As of the date of this Agreement, except for Actions for which Seller shall remain liable pursuant to Section 2.01(d), there is no Action pending or, to the Knowledge of Seller, threatened in writing against Seller in each case, in respect of the Purchased Assets or Assumed Liabilities, (a) pursuant to which a party seeks more than $50,000 in damages from Seller or seeks to assert any claims in excess of $50,000 against the Purchased Assets or Purchaser, (b) pursuant to which a party seeks injunctive relief that is reasonably likely to materially adversely affect the Purchased Assets or (c) that is reasonably likely to materially impair or delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, this Agreement and the Ancillary Agreements.

SectionIII.6. Compliance with Laws.  Seller is not in violation of any Laws (excluding Environmental Laws, which are the subject of Section 3.12) or Governmental Orders by which any Purchased Asset is bound or affected, except for violations the existence of which has not had and would not reasonably be expected to have, a Material Adverse Effect.

SectionIII.7. Title to the Purchased Assets.  Except for Liens created by or through Purchaser or any of its Affiliates, the Purchased Assets are owned by or otherwise will be made available as of the Closing to Seller free and clear of all Liens (other than Permitted Liens).

SectionIII.8. Intellectual Property.

(a) To the Knowledge of Seller, the Product Intellectual Property included in the Purchased Assets, constitutes all material Intellectual Property used by Seller solely and exclusively in connection with the Purchased Assets in all material respects as administered or exploited on the date of this Agreement.

(b) To the Knowledge of Seller, no Person is engaging in any activity that infringes in any material respect upon the Purchased Registered Intellectual Property, except for any such infringements that do not materially impair the ability of Seller to operate the Business as conducted on the date of this Agreement.

(c) Seller has not received any written claim or notice from any Person within the three (3) years ending on the date hereof alleging that the Purchased Registered Intellectual Property infringes in any material respect upon any Intellectual Property of any third party in any manner.

(d) This Section 3.08 constitutes the sole and exclusive representations and warranties of Seller with respect to any matters relating to Intellectual Property.

SectionIII.9. Taxes.  Seller has in respect of the Purchased Assets timely filed all material Tax Returns required to be filed with the appropriate Tax authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Seller); and (ii) all Taxes shown to be payable on such Tax Returns have been paid.  Seller is not a foreign person within the meaning of Section 1445 of the Code; provided, however, that nothing in this Section 3.09 shall cause Seller to be liable for any Taxes for which Seller is not expressly liable pursuant to Section 5.07 (relating to liability for Taxes).  This Section 3.09 constitutes the sole and exclusive representations and warranties of Seller with respect to any matters relating to Taxes.

SectionIII.10. Material Contracts.

(a) Section 3.10(a) of the Disclosure Schedules lists each of the Material Contracts as in effect on the date of this Agreement.  Seller has made available to Purchaser correct and complete copies of each Material Contract.

(b) Each Material Contract is a legal, valid and binding obligation of Seller, and, to the Knowledge of Seller, each other party to such Material Contract, and is enforceable against Seller and, to the Knowledge of Seller, each such other party, in accordance with its terms subject, in each case, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or other similar Laws relating to or affecting creditors’ rights generally now or hereafter in effect and subject, as to enforceability, to any effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and Seller is not nor, to the Knowledge of Seller, is any other party to a Material Contract, in material default or material breach of a Material Contract and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material default or material breach (whether by lapse of time or notice or both) under any Material Contract.

(c) Notwithstanding anything herein to the contrary, but without in any way limiting Seller’s representations and warranties pursuant to Section 3.07 or Section 3.08, Seller makes no representation or warranty with respect to the assignment or transfer of the Technology License, including the necessity to obtain any consent of any Person to assign or transfer the Technology License.

SectionIII.11.

Employment and Employee Benefits Matters.

(a) Section 3.11(a) of the Disclosure Schedules sets forth a list of (i) all material employee benefit plans (within the meaning of Section 3(3) of ERISA) and all material retirement, welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by Seller or its Affiliates for the benefit of any Product Employee, other than governmental plans or arrangements, and (ii) all individual employment, retention, termination, severance or other similar Contracts pursuant to which Seller or its Affiliates currently has any obligation with respect to any Product Employee (the plans, programs and Contracts described in clauses (i) and (ii) above are hereinafter referred to as the “Employee Plans”).  Except for individual retention agreements with any employee of the Business for which Seller or an Affiliate of Seller will retain liability, no Employee Plan is maintained exclusively or primarily for the Product Employees.

(b) None of the Purchased Assets is the subject of any Lien (other than a Permitted Lien) arising under Section 302(f) of ERISA or Section 412(n) of the Code and, to the Knowledge of Seller, no fact or event exists that would reasonably be expected to give rise to any such Lien (other than a Permitted Lien).

(c) There are no material controversies pending or, to the Knowledge of Seller, threatened between Seller and any of the Product Employees.

(d) Seller is not a party to any collective bargaining agreement, works council or other employee representative or other labor union Contract applicable to the Product Employees.

(e) Section 3.11(e) of the Disclosure Schedules sets forth a list of (i) each Product Employee (as defined in Section 6.01(a)), (ii) each Inactive Product Employee (as defined in Section 6.01(a)).   No Product Employee or Inactive Product Employee has any contractual right to a specified term of employment and all such Persons are “at-will” employees.

(f) This Section 3.11 constitutes the sole and exclusive representations and warranties of Seller with respect to any matters relating to employment and employee benefits matters.

SectionIII.12. Environmental Matters.  Seller has not received written notice of, nor is Seller a party to, nor to the Knowledge of Seller is there pending, any claim or demand relating to Environmental Liability or Remedial Action affecting the Facility or the Purchased Assets or, to the Knowledge of Seller is there any existing event, condition or circumstances that could reasonably give rise to any material Environmental Liability of Seller or material Remedial Action affecting the Facility, for which Seller is reasonably likely to be held responsible as of the Closing Date.  Seller has provided copies of all material reports and documents in its possession or under its control relating to environmental matters affecting the Purchased Assets or the Facility.  The representations and warranties contained in this Section 3.12 are the only representations and warranties being made with respect to Environmental Laws, Environmental Permits and Environmental Liabilities.

SectionIII.13. Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Seller or any of its Affiliates in connection with the sale of the Purchased Assets and Assumed Liabilities based upon arrangements made by or on behalf of Seller or any of its Affiliates.

SectionIII.14. No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND IN THE ANCILLARY AGREEMENTS, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, ITS AFFILIATES, THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE PURCHASED ASSETS, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENTS, THE ASSUMED LIABILITIES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING ANY OF THE FOREGOING FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS AFFILIATES AND REPRESENTATIVES (INCLUDING ANY MANAGEMENT PRESENTATIONS, WRITTEN OR VERBAL ANSWERS TO ANY QUESTIONS AND ANY INFORMATION, DOCUMENTS OR MATERIAL DELIVERED OR MADE AVAILABLE IN ANY DATA ROOM (VIRTUAL OR OTHERWISE) IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT), AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.  SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO PURCHASER’S BUSINESS OR ANY AGREEMENTS OR OTHER RELATIONSHIPS BETWEEN SELLER AND ITS AFFILIATES AND PURCHASER AND ITS AFFILIATES.

Article IV REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

SectionIV.1. Incorporation and Authority of Purchaser and Parent.  Purchaser is a limited liability company and Parent is a corporation duly organized or incorporated, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation, as applicable, and each has all necessary company  or corporate power to enter into the Transaction Agreements to which it is a party and to consummate the transactions contemplated by, and to carry out its obligations under, the Transaction Agreements to which it is a party.  The execution and delivery of the Transaction Agreements by Purchaser and Parent, the consummation by Purchaser and Parent of the transactions contemplated by, and the performance by Purchaser and Parent of their respective obligations under, the Transaction Agreements have been duly authorized by all requisite company and corporate action on the part of Purchaser and Parent, as applicable.  This Agreement has been, and upon execution and delivery the other Transaction Agreements to which Purchaser or Parent, as applicable, is a party will be, duly executed and delivered by Purchaser and Parent, as applicable, and (assuming due authorization, execution and delivery by the parties hereto) this Agreement constitutes, and upon execution and delivery the other Transaction Agreements will constitute, legal, valid and binding obligations of Purchaser and Parent, as applicable, enforceable against Purchaser and Parent, as applicable, in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SectionIV.2. Qualification.  Each of Purchaser and Parent has all necessary company or corporate power and authority to operate its business as now conducted.  Each of Purchaser and Parent is duly qualified as a foreign company or corporation to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not impair or delay the ability of Purchaser or Parent to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

SectionIV.3. No Conflict.  Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, except as may result from any facts or circumstances relating to Seller, the execution, delivery and performance by Purchaser and Parent of, and the consummation by Purchaser and Parent of the transactions contemplated by, the Transaction Agreements to which each is a party do not and will not (a) violate or conflict with the articles of incorporation, articles of organization, bylaws, operating agreement or similar organizational documents of Purchaser or Parent, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or Parent or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of Purchaser or Parent pursuant to, any note, bond, mortgage, indenture, Contract, permit, franchise or other material instrument to which Purchaser or Parent is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens as would not impair or delay the ability of Purchaser or Parent to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

SectionIV.4. Consents and Approvals.  The execution and delivery by Purchaser and Parent of the Transaction Agreements to which each is a party do not, and the performance by Purchaser and Parent of, and the consummation by Purchaser and Parent of the transactions contemplated by, the Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay Purchaser or Parent from consummating the transactions contemplated by or performing any of its material obligations under the Transaction Agreements or (b) as may be necessary as a result of any facts or circumstances relating to Seller or its Affiliates.

SectionIV.5. Absence of Litigation; Compliance with Laws.  As of the date of this Agreement, there is no Action pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser or Parent, nor is there any Action pending in which Purchaser or Parent is the plaintiff or claimant, that would reasonably be expected to impair or materially delay the ability of Purchaser or Parent to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

SectionIV.6. Absence of Restraints; Compliance With Laws.

(a) To the Knowledge of Purchaser, there exist no facts or circumstances that would reasonably be expected to impair or delay the ability of Purchaser or Parent to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

(b) Neither Purchaser nor Parent is in violation of any Laws or Governmental Orders applicable to it or by which any of its material assets is bound or affected, except for violations the existence of which would not reasonably be expected to impair or delay the ability of Purchaser or Parent to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

SectionIV.7. Financial Ability.  As of the date of this Agreement, Purchaser has sufficient financial resources to consummate the transactions contemplated by the Transaction Agreements on the terms contemplated thereby and to pay related fees and expenses.  Purchaser has furnished Seller reasonably satisfactory evidence thereof.

SectionIV.8. Solvency.  Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Agreements (including any financings being entered into in connection therewith):

(a) the fair saleable value (determined on a going concern basis) of the assets of Purchaser will be greater than the total amount of its Liabilities;

(b) Purchaser will be able to pay its debts and obligations in the ordinary course of business as they become due; and

(c) Purchaser will have adequate capital to carry on its businesses and all businesses in which it is about to engage.

SectionIV.9. Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

SectionIV.10. Investigation.  PURCHASER ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED

THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, SELLER, ITS AFFILIATES, THE PURCHASED ASSETS, THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASSUMED LIABILITIES AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE PURCHASED ASSETS, THE BUSINESS, THE ASSUMED LIABILITIES AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT (I) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY SELLER ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND PURCHASER HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF SELLER OR BY ANY AFFILIATE OR REPRESENTATIVE OF SELLER, INCLUDING ANY INFORMATION PROVIDED BY OR THROUGH MANAGEMENT PRESENTATIONS, WRITTEN OR VERBAL ANSWERS TO QUESTIONS, DATA ROOMS (VIRTUAL OR OTHERWISE) OR OTHER DUE DILIGENCE INFORMATION (INCLUDING ANY REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF ANY SUCH INFORMATION) AND THAT PURCHASER WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION, (II) ANY CLAIMS PURCHASER MAY HAVE FOR BREACH OF A REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE III HEREOF (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND (III) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER SHALL ACQUIRE THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN “AS-IS” CONDITION AND ON A “WHERE-IS” BASIS.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO, AND THAT PURCHASER WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY LOSSES RELATING TO OR RESULTING FROM, PURCHASER’S BUSINESS OR ANY AGREEMENTS OR OTHER RELATIONSHIPS BETWEEN SELLER AND ITS AFFILIATES AND PURCHASER AND ITS AFFILIATES.

SectionIV.11. No Knowledge of Breach.  On the date hereof, neither Purchaser nor Parent is aware of, and has no knowledge of, any facts, circumstances or events that would cause any of the representations and warranties of Seller to be untrue in any respect.

Article V ADDITIONAL AGREEMENTS

SectionV.1. Access to Information.  In addition to the provisions of Section 5.02, from and after the Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns, claims relating to Excluded Liabilities, financial statements, or the determination of any matter relating to the rights or obligations of Seller or any of its Affiliates under any of the Transaction Agreements, upon reasonable prior notice, and except as determined in good faith to be necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege), or (iii) comply with any contractual confidentiality obligations, Purchaser shall, and shall cause its Affiliates and its Representatives to, (A) afford the Representatives of Seller and its Affiliates reasonable access, during normal business hours, to the offices, properties, books and records of Purchaser and its Affiliates in respect of the Business and the Purchased Assets (and related Liabilities), (B) furnish to the Representatives of Seller and its Affiliates such additional financial and other information regarding the Business and the Purchased Assets (and related Liabilities) as Seller or its Representatives may from time to time reasonably request and (C) make available to the Representatives of Seller and its Affiliates those employees of Purchaser and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist Seller, its Affiliates or its or their respective Representatives in connection with its inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Purchaser or any of its Affiliates; provided, further, that the auditors and accountants of Purchaser or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.  If so requested by Purchaser, Seller or one of its Affiliates shall enter into a customary joint defense agreement with Purchaser and its Affiliates with respect to any information to be provided to Seller pursuant to this Section 5.01.

SectionV.2. Preservation of Books and Records.  Seller and its Affiliates shall have the right to retain copies of all books and records of the Business relating to periods ending on or prior to the Closing Date.  Purchaser agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business in the possession of Purchaser or its Affiliates for the longer of (a) any applicable statute of limitations and (b) a period of six (6) years from the Closing Date.  During such period, (x) Representatives of Seller and its Affiliates shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such books and records and (y) Purchaser shall provide, or cause to be provided to, Seller or its Affiliates, access to such original books and records of the Business as Seller or its Affiliates shall reasonably request in connection with any Action to which Seller or any of its Affiliates are parties or in connection with the requirements of any Law applicable to Seller or any of its Affiliates.  Seller or its Affiliates, as applicable, shall return such original books and records to Purchaser as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence.  After such six-year or longer period, before Purchaser or any of its Affiliates shall dispose of any of such books and records, Purchaser shall give at least ninety (90) days’ prior written notice of such intention to dispose to Seller, and Seller or any of its Affiliates shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as it may elect.  If so requested by Purchaser, Seller or any of its Affiliates shall enter into a customary joint defense agreement with Purchaser or its Affiliates with respect to any information to be provided to Seller or its Affiliates pursuant to this Section 5.02.

SectionV.3.

Confidentiality.  The confidentiality obligations of that certain letter agreement dated as of April 22, 2015 (the “Confidentiality Agreement”) between Parent and GE are incorporated into this Agreement by reference and shall continue in full force and effect (including with respect to Purchaser) until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that Purchaser’s and its Affiliates’ confidentiality obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the Purchased Assets and Assumed Liabilities , and Purchaser’s and its Affiliates’ other obligations under the Confidentiality Agreement shall continue in full force and effect in accordance with the terms thereof.  If, for any reason, the sale of the Purchased Assets is not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect.

SectionV.4. Regulatory and Other Authorizations; Consents.

(a) Purchaser shall use its best efforts, and shall cause its Affiliates to use their respective best efforts, to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be, or become, necessary for its execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, the Transaction Agreements, (ii) take all such actions as may be requested by any such Governmental Authority to obtain such authorizations, consents, orders and approvals and (iii) avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the Transaction Agreements.  Seller shall and shall cause its Affiliates, to reasonably cooperate with Purchaser in connection with obtaining the foregoing consents or approvals, provided that such cooperation shall not expose Seller or its Affiliates to any expense or liability.  Neither Seller nor Purchaser nor their respective Affiliates shall take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

(b) Seller and Purchaser each agrees to make as promptly as practicable (and in any event within the required time periods for filing under applicable Law) any filing that may be required by Law with respect to the transactions contemplated by the Transaction Agreements under any antitrust or competition Law or by any antitrust or competition authority.  Seller and Purchaser shall each have sole responsibility for its respective filing fees associated with such filings.

(c) Seller and Purchaser shall each promptly notify the other party of any oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other party to review in advance any communication proposed to be made by such party to any Governmental Authority and provide the other party with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand.  Neither Seller nor Purchaser shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement, Seller and Purchaser will each coordinate and cooperate fully with the other party in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under any Law in any relevant foreign jurisdiction.

(d) Seller and Purchaser agree to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by the Transaction Agreements; provided, however, that Seller shall not be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval and Purchaser shall be solely responsible for providing any notice of assignment to regarding the assignment of the Technology License pursuant to this Agreement and the Assignment and Assumption Agreement in the form of Exhibit D.  Seller shall have no liability to Purchaser resulting from any consent or approval not being obtained.

SectionV.5. Insurance.

(a) From and after the Closing Date, the Business and the Purchased Assets shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits from or seek coverage under any of GE’s or its Subsidiaries and/or Affiliates’ insurance policies or any of their self-insured programs (for purposes of this Section 5.05, “GE” shall include, where appropriate to the context, its Subsidiaries and/or Affiliates), other than with respect to any claim, act, omission, event, circumstance, occurrence or Loss that occurred or existed prior to the Closing Date (hereinafter, a “Triggering Event”).

(b) With respect to any Triggering Event relating to the Purchased Assets, Assumed Liabilities or Transferred Employees that would be covered by GE’s third party occurrence-based general liability insurance policies, employers’ liability insurance policies and/or workers’ compensation self-insurance, state or country comparable country programs (the “Available Insurance Policies”), Purchaser and its Affiliates may access, make claims on, claim benefits from or seek coverage under such policies and programs for a one-year period concluding on the first anniversary of the Closing Date, subject to the terms and conditions of such policies and programs and this Agreement; provided that:

(i) Purchaser shall promptly notify GE, in accordance with Section 8.03, c/o GE’s Corporate Insurance Department, of all such claims and/or efforts to seek benefits or coverage and shall cooperate with GE in pursuing all such claims, provided that Purchaser or its Affiliates shall be solely responsible for notifying the insurance companies of and complying with all policy conditions for such claims;

(ii) GE shall have the right but not the duty to monitor and/or control any coverage claims or requests for benefits asserted by Purchaser or its Affiliates under the Available Insurance Policies, including the coverage positions and arguments asserted therein;

(iii)

Purchaser shall exclusively bear (and GE shall have no obligation to repay or reimburse Purchaser or its Affiliates) the amount of any and all insurance deductibles, whether such claims are made by Purchaser or its Affiliates its employees or third parties, and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims;

(iv) Purchaser shall not, without the written consent of GE (i) erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any available insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs or (ii) assign the Available Insurance Policies or their rights or claims under the Available Insurance Policies; and

(v) (A) Available Insurance Policies shall not include any of GE’s claims-made or occurrence-reported liability policies, GE’s property, terrorism, transit, and construction all risk insurance policies, and/or GE’s aviation liability policies; and (B) Purchaser and its Affiliates shall not be permitted and shall have no right to be insured by, have access or availability to, to make claims on, be entitled to benefits from, or seek coverage under the Available Insurance Policies after the first anniversary hereof.

(c) GE shall retain the exclusive right to control all of its insurance policies and programs, including the Available Insurance Policies, and the benefits payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any liabilities, commitments, obligations and/or claims that Purchaser or its Affiliates has made or could make in the future, including coverage claims with respect to Triggering Event(s), provided further that Purchaser or its Affiliates shall cooperate with GE and share such information as is reasonably necessary in order to permit GE to manage and conduct its insurance matters as GE deems appropriate and that Purchaser and its Affiliates hereby give consent for GE to inform any affected insurer of this Agreement and to provide such insurer with a copy hereof.  Purchaser and its Affiliates, in connection with any claim that Purchaser elects to make under the Available Insurance Policies pursuant to the terms of this Section 5.05, shall pursue rights of recovery against third parties with respect to claims or Losses for which Purchaser and its Affiliates have the ability to mitigate via contract or tort and shall cooperate with GE with respect to pursuit of such rights.  The order of priority of any such recoveries shall inure first to GE to reimburse any and all costs incurred by GE directly or indirectly as a result of such claims or Losses.

(d) At Closing, Purchaser has in effect all insurance programs to comply with any and all of Purchaser’s contractual and statutory obligations.

(e) With respect to any claim payments made on all open, closed and re-opened claims covered under GE’s workers’ compensation, employers’ liability insurance policies and/or comparable workers’ compensation self-insurance, state or country programs, Purchaser will reimburse GE for all claim payments arising from occurrences prior to the Closing

Date and any catastrophic coverage charges, overhead, claim handling and administrative costs, Taxes, surcharges, state assessments, reinsurance cost, other related costs relating to Transferred Employees, whether such claims are made by Purchaser, its employees or third parties.  Any payments, costs and adjustments required to be made by Purchaser pursuant to this or any other provisions of this Section 5.05 shall be billed quarterly and payable within thirty (30) days from receipt of invoice, according to the terms set forth in Section 2.07.  If payment is not made within thirty (30) days of invoice, the outstanding amount will accrue interest at an annualized rate of ten percent (10%).

(f) Purchaser and its Affiliates shall defend and indemnify GE for any and all claims, Losses, costs, fees and expenses incurred arising from (i) Purchaser’s failure to procure contractual or statutory obligated insurance at Closing, (ii) any claims made or benefits sought under the Available Insurance Policies after the first anniversary of the Closing Date, or (iii) any claims made or benefits sought after the Closing Date by Purchaser, its employees or third parties under GE’s claims-made or occurrence-based liability policies, GE’s property insurance policies (which include property, terrorism, transit, and Construction-All-Risk), aviation liability policies; and (iii) breach of any of the provisions of this Section 5.05.  Without limitation of GE’s right to obtain injunctive and other relief as may be appropriate, GE, on the one hand, and Purchaser and its Affiliates, on the other hand, agree that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused by breach of the provisions of this Section 5.05(f) and therefore agree that, in the event breach of that provision is established, Purchaser and its Affiliates shall pay to GE, as liquidated damages, the amount of any such benefits or coverage paid by the insurer(s) and that this liquidated damages provision represents reasonable compensation for the Loss which would be incurred by GE due to any such breach.

(g) Nothing in this Agreement is intended to waive or abrogate in any way GE’s own rights to insurance coverage for any Liability, whether relating to the Business, the Purchased Assets or otherwise.

SectionV.6. Termination of Rights to Seller Marks, the GE Name and GE Marks.

(a) Except as otherwise provided in this Section 5.06 or expressly granted in the Transitional Trademark License Agreement, Purchaser and its Affiliates (which, for the purposes of this Section 5.06 shall include the Business) shall cease and discontinue all uses of the Seller Marks or any other trademarks similar to any of the Seller Marks upon the Closing.  Except as otherwise provided in this Section 5.06 or expressly granted in the Transitional Trademark License Agreement, Purchaser and its Affiliates (which, for the purposes of this Section 5.06 shall include the Business) shall cease and discontinue all uses of the GE Name and GE Marks or any other Trademarks confusingly similar to any GE Name or GE Mark immediately upon the Closing.  Purchaser, for itself and its Affiliates, agrees that the rights of the Business to use the GE Name and GE Marks pursuant to the terms of any trademark agreements between GE and its Affiliates, on the one hand, and the Business, on the other hand, shall terminate on the Closing Date and any rights of Purchaser, for itself and its Affiliates, to use the GE Name or GE Marks shall be limited solely to the rights expressly granted in the Trademark License Agreement.

(b)

Except as expressly granted in the Transitional Trademark License Agreement, Purchaser and its Affiliates shall (i) as promptly, and in any event no later than six (6) 1 months after the Closing Date, cease all use of any of the Seller Marks and the GE Name and GE Marks (collectively for purposes of this Section 5.06, the “Licensed Marks”) on or in connection with all stationery, business cards, purchase orders, lease agreements, warranties, indemnifications, invoices and other similar correspondence and other documents of a contractual nature, (ii) promptly, and in any event no later than six (6) months after the Closing Date, complete the removal of any of the Licensed Marks from all products, services and technical information promotional brochures, and (iii) with respect to the Purchased Assets bearing any of the Licensed Marks re-label such assets or remove such Licensed Marks from such assets promptly, and in any event no later than two (2) months after the Closing Date.  Purchaser, for itself and its Affiliates, agrees that after the Closing Date, Purchaser and its Affiliates (A) will not do business as or represent themselves as GE or its Affiliates, and (B) will cooperate with GE or any of its Affiliates in terminating any Contracts pursuant to which GE or the Business licenses any of the Licensed Marks to customers.  The right to use the Licensed Marks provided in this Section 5.06 is pursuant to a non-exclusive, non-transferable license, with no right to sublicense, extended by GE and its Affiliates to Purchaser and its Affiliates, for the time periods following the Closing Date provided herein and only in connection with the Business as conducted on or prior to the Closing Date, and in each case in strict accordance with at least the same high standards that are observed immediately prior to the Closing Date by the Business, and subject to the following limitations:

(i) The license is limited to the use of the Licensed Marks on or in connection with the materials listed in Section 5.06(b) in the form used by the Business at or prior to the Closing Date.

(ii) If, in the sole discretion of GE and its Affiliates, it is required or advisable for the purpose of making this Agreement enforceable, or for the purpose of maintaining, enhancing or protecting the rights in the Licensed Marks to enter Purchaser and its Affiliates as registered or authorized users of the Licensed Marks, GE and its Affiliates will attend to such entry, and Purchaser and its Affiliates shall, if required, promptly execute and deliver such additional instruments or documentation as may be requested, including execution and delivery of substitute or short-form license agreements with terms consistent with (and to the extent legally permissible in the applicable jurisdiction, identical to) this Agreement for recordation or registration in specified countries.  The terms and conditions of this Agreement (and not the terms and conditions of such substitute or short-form license agreements entered into for recording or entry purposes) shall be binding between the parties throughout the world and shall govern and control any controversy that may arise with respect to each party’s rights and obligations hereunder; provided, however, that if specific terms and conditions of any such substitute or short-form license agreement differ from the comparable terms and conditions of this Agreement and only if enforcement of the comparable terms and conditions of this Agreement pursuant to this provision either would be uncertain or improper under the Laws of the applicable country or would adversely affect the rights of GE and its Affiliates in and to the Licensed Marks in such country, then the specific terms and conditions of the substitute or short-form license agreement shall be controlling in such country.

(iii)

Purchaser and its Affiliates shall supply GE and its Affiliates with such information as may be reasonably requested in order to acquire, maintain and renew registrations for the Licensed Marks, to record this Agreement, to enter Purchaser and its Affiliates as registered or authorized users of the Licensed Marks or for any purpose reasonably related to the maintenance and protection of the Licensed Marks.  Purchaser and its Affiliates shall fully cooperate with reasonable requests in the execution, filing, and prosecution of any registration of a Trademark or copyright relating to the Licensed Marks that GE and its Affiliates may desire to obtain.

(iv) GE and its Affiliates retain the sole right to protect at their sole discretion the Licensed Marks, including deciding whether and how to file and prosecute applications to register the Licensed Marks, whether to abandon such applications or registrations, whether to discontinue payment of any maintenance or renewal fees with respect to any such registrations, and whether to commence actions and proceedings in connection with infringement or other violations of the Licensed Marks.

(v) Other than with the prior written consent of GE and its Affiliates, to be granted or withheld in their sole discretion, Purchaser and its Affiliates shall not enter into any agreements relating to the placement of paid listings for “keyword” or similar website searches that consist of the Licensed Marks either alone or in combination with other words or phrases.

(vi) Purchaser and its Affiliates shall render to GE and its Affiliates full and prompt cooperation for the enforcement and protection of the Licensed Marks.

(c) Except as expressly granted in the Transitional Trademark License Agreement, promptly after the Closing Date, and in any event no later than ten (10) days after the Closing Date, Purchaser and its Affiliates shall make all filings with any office, agency or body and take all other actions necessary to effect the elimination of any use of the Licensed Marks from the corporate names, registered names or registered fictitious names of the Business.

(d) Purchaser, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly provided in this Section 5.06 or as expressly granted in the Transitional Trademark License Agreement, neither Purchaser nor any of its Affiliates shall have any rights in any of the Licensed Marks and neither Purchaser nor any of its Affiliates (i) shall contest the validity, enforceability, registration or ownership of any rights of GE or any of its Affiliates in or to any of the Licensed Marks, and (ii) for as long as GE or any of its Affiliates shall own any rights in the Licensed Marks, shall not willingly do or cause to be done any act or thing disparaging, disputing, attacking, challenging, impairing, diluting, or in any way tending to harm the reputation or goodwill associated with any of the Licensed Marks. Purchaser and its Affiliates agree that any and all goodwill, rights or interests that might be acquired by their use of the Licensed Marks shall inure to the sole benefit of GE and its Affiliates. If Purchaser or its Affiliates obtain rights or interests in the Licensed Marks, other than the rights expressly granted in the Transitional Trademark License Agreement, Purchaser and its Affiliates hereby transfer, and shall execute any additional documents or instruments necessary or desirable to transfer, those rights or interests to GE or its Affiliates.

(e)

For avoidance of doubt, nothing in this Section 5.06 shall be construed to limit or alter the rights expressly granted to Purchaser and its Affiliates under the Transitional Trademark License Agreement.

SectionV.7. Taxes.

(a) Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.  Purchaser shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.  For purposes of this Section 5.07(a), any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(b) Notwithstanding Section 5.07(a), Purchaser shall be liable for any sales Tax, use Tax, real property transfer or gains Tax, gross receipts Tax, excise Tax, value-added Tax, services Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Purchased Assets or the Assumed Liabilities.  Each of Seller and Purchaser agree to timely sign and deliver such resale or other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) such Taxes.  For the avoidance of doubt, if a taxing authority subsequently rejects any such certificates or forms, Purchaser shall be liable for the resulting Tax.

(c) Seller or Purchaser, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 5.07.  Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

(d) After the Closing Date, each of Seller and Purchaser shall (and cause their respective Affiliates to):

(i) provide the other party any information reasonably necessary for such other party to prepare any Tax Returns which such other party is responsible for preparing and filing;

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns (to the extent relating to the Purchased Assets);

(iii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes;

(iv)

provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes relating to the Purchased Assets or the transactions contemplated by this Agreement for taxable periods for which the other may have a Liability under this Section 5.07; and

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

SectionV.8. Ancillary Agreements.

(a) At or prior to the Closing, Seller and Purchaser shall execute and deliver the Transition Services Agreement substantially in the form attached as Exhibit B (the “Transition Services Agreement”).

(b) At or prior to Closing, Seller and Purchaser shall execute and deliver an executed bill of sale, assignment, transfer and conveyance in respect of the Purchased Assets as is necessary to effect the transactions contemplated by the Transaction Agreements substantially in the form attached as Exhibit C (the “Bill of Sale”).

(c) At or prior to Closing, Seller and Purchaser shall execute and deliver an executed instrument of assumption in respect of the Assumed Liabilities as is necessary to effect the transactions contemplated by the Transaction Agreements substantially in the form attached as Exhibit D (the “Assignment and Assumption Agreement”).

(d) At or prior to Closing, Seller and Purchaser shall execute and deliver the Transitional Trademark License Agreement substantially in the form attached as Exhibit E (the “Transitional Trademark License Agreement”).

(e) At or prior to Closing, Parent shall execute and deliver the Parent Guaranty substantially in the form attached as Exhibit G (the “Parent Guaranty”).

(f) At or prior to Closing, Seller and Purchaser shall execute and deliver the Global Employee Services Agreement in the form attached as Exhibit H.

(g) At or prior to Closing, Seller shall execute and deliver the Assignment of Patents and Trademarks in the form attached as Exhibit I.

(h) At or prior to Closing, Seller shall provide purchaser with a letter describing the compensation and benefits of each Transferred Employee (the “Employee Benefits Letter”)

(i)

At or prior to Closing, Seller, Purchaser and the landlord under the Facility lease shall execute and deliver the Assignment and Assumption Agreement related to the Facility lease in the agreed form, attached hereto as Exhibit J.

SectionV.9.

Further Action.

(a) Each of Seller and Purchaser shall (i) execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements and (ii) without limiting the foregoing, use its reasonable best efforts to cause all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met as promptly as practicable; provided, however, that nothing in this Section 5.09(a) shall require Seller or any of its Affiliates, on the one hand, or Purchaser or any of its Affiliates, on the other hand, to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third Person.  Without limitation on the foregoing, Seller covenants that Seller shall, at the cost and expense of Purchaser, execute and deliver additional documents in form and substance reasonably acceptable to Seller as may be reasonably necessary or desirable to record, memorialize, and perfect the assignment of the Purchased Registered Intellectual Property to Purchaser.

(b) Seller hereby authorizes Purchaser, to the fullest extent permitted by applicable law, to file in Purchaser’s own name and at Purchaser’s own cost applications for patents and for trademark, service mark and copyright registration in the United States and in foreign countries in connection with the Purchased Registered Intellectual Property, and to secure in Purchaser’s own name the patents and registrations granted thereon.

(c) Each of Seller and Purchaser shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated by the Transaction Agreements.  From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates, to execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party.

(d) Seller and Purchaser acknowledge and agree that the Purchased Assets may include certain assets, rights and claims that are not related exclusively to the Product.  If, following the Closing, Purchaser or Seller reasonably determines that any such asset was transferred to Purchaser, such parties agree, if and to the extent otherwise consistent with the Transaction Agreements, to cooperate to transfer back to Seller or its designated Affiliate such asset as promptly as practicable without the payment of consideration.  Seller and Purchaser acknowledge and agree that certain assets of Seller or its Affiliates related exclusively to the Product may not have been transferred pursuant to this Agreement.  If, following the Closing, Seller or Purchaser determines that any such asset was not transferred to Purchaser, such parties agree, if and to the extent otherwise consistent with the Transaction Agreements, to cooperate to transfer such asset to Purchaser as promptly as practicable without the payment of any further consideration.

(e) If, after the Closing Date, Seller or Purchaser identifies any Product Intellectual Property owned by Seller that as of the Closing Date should have been but inadvertently was not previously transferred by Seller to Purchaser, then to the extent it has the right to do so without paying compensation to a third party, Seller shall offer, if and to the extent otherwise consistent with the Transaction Agreements, to transfer such Product Intellectual Property to Purchaser for no additional consideration.

(f) If, after the Closing Date, Seller or Purchaser identifies any Intellectual Property that was transferred by Seller which was not Product Intellectual Property as of the Closing Date, Purchaser shall promptly transfer such Intellectual Property to Seller or its designated Affiliate for no additional consideration if and to the extent otherwise consistent with the terms of the Transaction Agreements.

(g) Purchaser agrees to assist Seller at Seller’s expense in collecting the outstanding receivables, listed in Section 5.09(f) of the Disclosure Schedules, from in that amount in Section 5.09(f) of the Disclosure Schedules (the “Receivable”).  Purchaser shall follow all reasonable instructions of Seller in connection with collecting the Receivable, including suspending the sale of equipment, parts and services to upon Seller’s request; provided that Purchaser shall not be required to take any action or fail to take any action that could, in the judgment of Purchaser, expose Purchaser to any material Loss, including any claims under the Technology License.   Purchaser agrees that if it receives any amounts in payment of the Receivables or any other outstanding accounts receivables of the Business, it shall immediately pay over such amounts to Seller.

SectionV.10. Certain Transfers.  Each of Seller and Purchaser understands and agrees that any transfers, assignments, sales or other dispositions of assets, interest, rights or otherwise pursuant to Section 5.09 shall be made on an “AS-IS,” “WHERE-IS” basis, without representation or, warranty of any kind, and without recourse to the party making such transfer, assignment, sale or other disposition, and without recourse to the recipient thereof.

SectionV.11. Solvency After Closing.  After the Closing, Purchaser agrees that it shall not take or cause to be taken or omit to take any action that could result in a determination pursuant to applicable Law that, after giving effect to the transactions contemplated by the Transaction Agreements (or after giving effect to such transactions and to such other subsequent actions or omissions), Purchaser (a) was insolvent at the time of the Closing, (b) became insolvent as a result of the transactions contemplated by the Transaction Agreements, (c) was left with unreasonably small capital with which to engage in its business or (d) incurred debts beyond its ability to pay such debts as they mature, such that the payment of the Purchase Price may be deemed a “fraudulent conveyance” or impermissible dividend or distribution under applicable Law or otherwise subject to claims of any creditors of Purchaser or its trustees in bankruptcy proceedings.

Article VI EMPLOYEE MATTERS

SectionVI.1. Employment of Certain Product Employees.

(a) Continuation of Employment.  As of the Closing Date, the Purchaser shall (i) cause each of the Business Subsidiaries to continue to employ all of its employees, and (ii)

offer, or cause its Affiliates to offer, comparable employment as of the Closing Date as a successor employer to each employee who is primarily employed in connection with the Product by GE or any of its Affiliates (excluding the Business Subsidiaries) and each individual who provides services primarily in support of the Product (each of the individuals described in clauses (i) and (ii) is referred to as a “Product Employee”) and who is actively employed (including employees on vacation, holiday, jury duty or other similar absence) immediately prior to the Closing Date.  The Purchaser also shall, or shall cause its Affiliates to, offer re-instatement or employment as a successor employer, as the case may be, to each Product Employee who is not actively employed immediately prior to the Closing Date and who has a right of re-instatement per GE policy or applicable Law (collectively, “Inactive Product Employees”), in each case promptly upon his or her return from any leave or other absence.  The Product Employees who are employed by a Business Subsidiary or who accept an employment offer from the Purchaser or any of its Affiliates as of the Closing Date are referred to as the “Transferred Employees”, and any Inactive Product Employee shall be treated as a Transferred Employee upon his or her return to, or commencement of, active employment with the Purchaser or its Affiliates.  Neither the Purchaser nor any of its Affiliates shall be obligated, however, to continue to employ any Transferred Employee for any specific period of time following the Closing Date, subject to applicable Law. Notwithstanding the foregoing, the Product Employees subject to the terms of the Global Employee Service Agreement in form attached hereto Exhibit H (“GESA”) shall transition to the Purchaser in accordance with the terms therein.

(b) Terms and Conditions of Employment.  During the period set forth in Section 6.01(a), and provided they remain in the employ of Purchaser or its Affiliates, each Transferred Employee shall be entitled to receive at least the same salary, wages, incentive compensation, bonus opportunities, and other material terms and conditions of employment in the aggregate as were provided to such employee immediately prior to the Closing Date and as set forth in the Employee Benefits Letter in accordance with Section 5.08(h).  The term “other material terms and conditions” in the preceding sentence is limited to practices which, if changed or eliminated, could reasonably give rise to a claim for monetary damages under applicable Law or contract.  In addition, during the period set forth in Section 6.01(a), provided they remain in the employ of Purchaser, Purchaser shall, or shall cause its Affiliates to, provide the Transferred Employees with substantially equivalent employee benefits (including tax-qualified and non-qualified defined benefit pension and retiree health benefits) having a comparable aggregate employer-provided value to all benefits provided to such employee under the applicable Employee Plans in effect immediately prior to the Closing Date and as set forth in Section 3.11(e) of the Disclosure Schedules; provided that for purposes of this covenant, stock options and other equity awards shall be disregarded.

(c) Bonuses.  As of the Closing Date, the Purchaser shall assume all obligations to each Product Employee pursuant to any cash incentive or bonus program covering such Product Employee as of the Closing Date.  Consistent with the Purchaser’s obligations under this Section 6.01(a), the Purchaser shall, or shall cause its Affiliates to, pay Product Employees incentive compensation on the same basis as in effect prior to the Closing Date for the applicable performance measurement period commencing with the Closing Date.

(d) Individual Employee Agreements.  Neither Purchaser nor any of its Affiliates shall assume any obligations under or Liabilities with respect to individual employment,

retention, termination, severance and other similar agreements (collectively, “Employee Agreements”) relating to any Product Employee or other Person employed by GE or any of its Affiliates as of the Closing Date.

(e) Vacation and Paid Time Off.  The Purchaser shall, or shall cause its Affiliates to, provide vacation benefits to Transferred Employees for so long as they are employed with the Purchaser or its Affiliates that are at least as favorable as those provided under the applicable vacation program of the Purchaser or its Affiliates; provided, however, that each Transferred Employee shall be entitled annually to at least the number of vacation days such Transferred Employee was entitled to under the applicable vacation program of GE or its Affiliates immediately prior to the Closing Date.  Effective as of the Closing Date, the Purchaser shall, or shall cause its Affiliates to, assume or retain, as the case may be, all obligations of GE and its Affiliates for the accrued, unused vacation and paid time off of the Product Employees and former employees of the Business, and shall reimburse GE or its Affiliates (other than the Business Subsidiaries) for any accrued and unused vacation and paid time off required to be paid by any of them to any Product Employees or former employees of the Business.  GE shall have no obligation or liability to pay or provide any vacation or paid time off payments claimed by any Product Employee on or after the Closing Date.

(f) Severance Benefits.  Notwithstanding anything to the contrary in this Agreement the Purchaser shall, or shall cause its Affiliates to provide severance benefits to any Transferred Employee who is laid off or terminated during the one-year period following the Closing Date in an amount that is equal to the greater of (i) the severance benefits (including severance payments, transition payments and continued health coverage) that the employee would have been entitled to pursuant to and under circumstances consistent with the terms of the applicable Employee Plans as in effect on the Closing Date or (ii) the severance benefits provided under the severance arrangements of Purchaser and its Affiliates applicable to similarly situated employees, in each case to be calculated, however, on the basis of the employee’s compensation and service at the time of the layoff or other termination.

(g) Credit for Service.  Purchaser shall, or shall cause its Affiliates to, credit Transferred Employees for service earned on and prior to the Closing Date with GE and its Affiliates (including the Business Subsidiaries), or any of their respective predecessors, in addition to service earned with Purchaser and its Affiliates on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and similar benefits (but not for purposes of defined benefit pension benefit accruals) under any retirement or other employee benefit plan, program or arrangement of Purchaser or any of its Affiliates for the benefit of the Transferred Employees on or after the Closing Date and (ii) for such additional purposes as may be required by applicable Law; provided that nothing herein shall result in a duplication of benefits with respect to the Transferred Employees.

(h) Pre-existing Conditions; Coordination.  Purchaser shall, and shall cause its Affiliates to, waive limitations on benefits relating to any pre-existing conditions of the Transferred Employees and their eligible spouses and dependents.  Purchaser shall, and shall cause its Affiliates to, recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective spouses and dependents under GE’s or any of its Affiliates’ health plans in the 2015 calendar year

SectionVI.2. U.S. Parent Plans.

(a) No Assumption or Transfer of U.S. Parent Plans.  Except as otherwise specifically provided in the Agreement, Purchaser and its Affiliates shall not assume any obligations under or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts pertaining to any of the Employee Plans which are sponsored or maintained by GE or its Affiliates (excluding the Business Subsidiaries) (“Parent Plan”) principally for GE employees employed in the United States (“U.S. Parent Plans”).

(a) Participation in U.S. Parent Plans.  Except as otherwise specifically provided in the Agreement, all Product Employees will cease, effective as of the Closing Date, any participation in and any benefit accrual under each of the U.S. Parent Plans.  GE and the Business Subsidiaries, and their respective Affiliates, shall take all necessary actions to effect such cessation of Product Employees under the U.S. Parent Plans.  Notwithstanding the first sentence of this Section 6.02(a), Product Employees may continue after the Closing Date to participate in accordance with, and subject to, their eligibility under the terms of the applicable U.S. Parent Plans as in effect from time to time as follows:

(i) Inactive Product Employees covered by a U.S. Parent Plan immediately prior to the Closing Date may continue to participate in such plan in accordance with this Section 6.02(a) until the earlier of the date of such employee’s commencement of or return to active employment with Purchaser or its Affiliates, if applicable, or, the date such employee ceases to be eligible for such coverage;

(ii) Product Employees may continue participation under the U.S. Parent Plans which provide health, disability, severance, worker’s compensation, life insurance or similar benefits with respect to claims incurred by the Product Employees and their eligible spouses, dependents or qualified beneficiaries, as applicable, on or prior to the Closing Date;

(iii) Product Employees shall continue participation under the U.S. Parent Plans which are pension plans with respect to vested, accrued benefits as of the Closing Date;

(iv) Product Employees shall continue participation under the U.S. Parent Plans with respect to outstanding stock options or other equity awards; and

(v) Eligible Product Employees may elect to participate, as provided in Section 6.02(d) below, in post-retirement coverage under the GE Life, Disability and Medical Plan as in effect from time to time.

(b) Certain Retirement Plans.  As of the Closing Date, the Transferred Employees shall cease to accrue benefits, if any, under the GE Pension Plan (the “GEPP”) and the GE Retirement Savings Program (the “GERSP”), and the Business Subsidiaries shall cease to be participating employers in such plans.  Effective as of the Closing Date, GE or the Business Subsidiaries, as the case may be, shall take all necessary action, if any, to (i) effect such cessation of participation, (ii) cause the regular pensions, if any, under the GEPP and the account balances, if any, under the GERSP with respect to the Transferred Employees to become fully vested as of the Closing Date.  No assets or Liabilities with respect to the GEPP, the GERSP shall be transferred to Purchaser or its Affiliates.  GE shall pay directly to the Transferred Employees (including their surviving spouses and beneficiaries, if applicable) any vested benefits to which they are entitled under the GEPP and the GERSP when eligible under the terms of such plans to receive such payments.  For purposes of this Section 6.02(b), in the case of a Transferred Employee who transfers employment to Purchaser or its Affiliates after the Closing Date, the date of such transfer shall be substituted for the term “Closing Date” wherever such term appears herein.

(c) COBRA.  Following the Closing Date, Purchaser shall, or shall cause its Affiliates to, assume all obligations to provide continuation health care coverage in accordance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) to all U.S. Transferred Employees, and their qualified beneficiaries, who incur or incurred a qualifying event at any time, including all obligations with respect to all health claims incurred on or after the Closing Date.

(d) Post-Transfer GE Health and Welfare Benefits.  GE and its Affiliates shall retain any obligations they may have to provide post-retirement welfare benefits in accordance with the terms of the GE Life, Disability and Medical Plan, as in effect from time to time, to all former employees of the Business (and their eligible spouses and dependents) who are receiving such benefits as of the Closing Date.

(e) GE FSA Plans.  With respect to any Transferred Employee who immediately prior to the Closing Date was a participant in a health or dependent care flexible spending account plan maintained by GE or one of its Affiliates (collectively, the “GE FSA Plans”):  (i) if Purchaser or one of its Affiliates maintains a general purpose health flexible spending account plan (a “GPHFSA Plan”), Purchaser shall, or shall cause one of its Affiliates to, affect an FSA Transfer (as defined below) of the Transferred Employee’s account (if any) under the GE GPHFSA Plan to the GPHFSA Plan of Purchaser or one of its Affiliates; (ii) if Purchaser or one of its Affiliates maintains a limited purpose health flexible spending account plan (a “LPHFSA Plan”), Purchaser shall, or shall cause one of its Affiliates to, affect an FSA Transfer of the Transferred Employee’s account (if any) under the GE LPHFSA Plan to the LPHFSA Plan of Purchaser or one of its Affiliates; and (iii) if Purchaser or one of its Affiliates maintains a dependent care flexible spending account plan (a “DCFSA Plan”), Purchaser shall, or shall cause one of its Affiliates to, affect an FSA Transfer of the Transferred Employee’s account (if any) under the GE DCFSA Plan to the DCFSA Plan of Purchaser or one of its Affiliates.  For purposes of this Section 6.02(e), an “FSA Transfer” involves Purchaser or one of its Affiliates (i) effectuating the election of the Transferred Employee in effect under the applicable GE FSA Plans immediately prior to the Closing Date and (ii) assuming responsibility for administering and paying under the applicable plans of Purchaser or one of its Affiliates all eligible reimbursement claims of the Transferred Employee incurred in the 2015 calendar year that are submitted for payment on or after the Closing Date, whether such claims arose before, on or after the Closing Date.  As soon as practicable following the Closing Date, GE shall cause to be transferred to

Purchaser an amount in cash equal to (i) the sum of all contributions to the applicable GE FSA Plans made with respect to the 2015 calendar year by or on behalf of the Transferred Employee prior to the Closing Date, reduced by (ii) the sum of all claims incurred by the Transferred Employee under the applicable GE FSA Plans in the 2015 calendar year that are submitted for payment prior to the Closing Date.

Section.1. Prohibited Activities.

(a) GE Power & Water’s reciprocating gas engines business (including Jenbacher and Waukesha engines businesses) (“Recips”) agrees that for a period of three (3) years following the Closing, Recips shall not:

(i) engage, directly or as a shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as a principal, independent contractor, consultant or advisor, or as a distributor or sales representative, in any business selling any products with an ISO-rated waste heat generator power output of less than 1.0 Megawatt or related services in direct competition with the Product anywhere in the world (the “Territory”);

(ii) call upon any Person who is, at that time, within the Territory, an employee of Purchaser, its Affiliates or any subsidiary of Purchaser or of its Affiliates in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Purchaser, its Affiliates or such subsidiary provided, however, that the placing of a public advertisement relating to a post, or a bona fide general recruitment campaign not specifically directed at any Person who is an employee of Purchaser or its Affiliates, and any subsequent contact between the Seller and any Person responding to such public advertisement or recruitment campaign, shall not constitute a breach of this clause (ii);

(iii) disclose customers, whether in existence or proposed, of the Product to any Person for use in selling products or services in competition with the Product.

(b) Notwithstanding the provisions of Section 6.03(a) and without implicitly agreeing that the following activities would be subject to the provisions of Section 6.03(a), nothing in this Agreement shall preclude, prohibit or restrict GE or any of its Affiliates from engaging in any manner in any (i) Financial Services Business, (ii) De Minimis Business or (iii) business activity that would otherwise violate Section 6.03(a) if undertaken directly by GE or any of its Affiliates (“Covered Business Activity”) that is acquired from any Person (an “After-Acquired Business”) or is carried on by any Person that is acquired by or combined with GE or any of its Affiliates, in each case after the Closing Date (an “After-Acquired Company”); provided, that GE or any of its Affiliates may purchase and acquire an After-Acquired Business or After-Acquired Company if the primary purpose in making such acquisition is not to exploit for profit such Covered Business Activity, and provided, further, that with respect to clause (iii)

above, so long as, (A) within eighteen (18) months after the consummation of the purchase or other acquisition of the After-Acquired Business or the After-Acquired Company, GE or such Affiliate disposes of the After-Acquired Business or the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company that conducts Covered Business Activity or (B) at the expiration of the eighteen-month (18-month) period, the business of the After-Acquired Business or the After-Acquired Company ceases to conduct Covered Business Activity or is and thereafter continues to be a De Minimis Business.

(c) This Section 6.03 shall cease to be applicable to any Person at such time it is no longer a Subsidiary of GE and shall not apply to any Person that purchases assets, operations or a business from GE or one of its Subsidiaries, if such Person is not a Subsidiary of GE after such transaction is consummated.  This Section 6.03 does not apply to any Subsidiary of GE in which a Person who is not an Affiliate of GE as of the date of this Agreement holds equity interests and with respect to whom GE or another Subsidiary, as applicable, and as of the date of this Agreement GE or any Subsidiary of GE has existing contractual or legal obligations (including fiduciary duties of representatives on the board of directors or similar body of such Subsidiary) that limit GE’s ability to impose on the subject Subsidiary a non-competition obligation such as that in this Section 6.03.

(d) In order that Purchaser may have and enjoy the full benefit of the Purchased Assets, GE and Seller agree that they and their Affiliates will not use or permit any Person under their control to use the names appearing on Section 6.03(d) of the Disclosure Schedules in any manner whatsoever in connection with any business which could be considered in direct or indirect competition with the Product, including the use of such names in promotional materials.

(e) Because of the difficulty of measuring economic losses to Purchaser and its Affiliates as a result of any breach of the covenants in this Section 6.03, and because of the immediate and irreparable damage that would be caused to Purchaser for which it would have no other adequate remedy, GE and Seller agree that, in the event of a breach by GE or Seller of the foregoing covenant, the covenant may be enforced by Purchaser or its Affiliates by injunctions and restraining orders.

(f) It is agreed by the parties that the foregoing covenants in this Section 6.03 impose a reasonable restraint on GE, Seller and their Affiliates in light of the activities and assets of the Business being acquired by Purchaser on the Closing Date and the current and future plans of Purchaser with respect to the Purchased Assets.

(g) The covenants in this Section 6.03 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

(h) All of the covenants in this Section 6.03 shall be construed as an agreement independent of any other provision of this Section 6.03, and the existence of any claim or cause of action of Seller against Purchaser other than a claim for nonpayment under the Promissory Note, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants in this Section 6.03.

(i) The Seller on behalf of itself and Recips, hereby agrees that the covenants set forth in this Section 6.03 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

Section.2. Impermissibility; Good Faith.  In the event that any provision hereof is not permissible under any Law or practice, the parties agree that they shall in good faith take such actions as are permissible under such Law or practice to carry out to the fullest extent possible the purposes of such provision.

Section.3. Cooperation and Assistance.

(a) Mutual Cooperation by GE and the Purchaser.  After the Closing Date, Seller, GE and Purchaser shall, and each shall cause its Affiliates to, cooperate with the other party and its Affiliates, to provide such current information regarding the Product Employees or former employees of the Business on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, such employees (and their spouses and dependents, as applicable) under the Parent Plans.

(b) Claims Assistance.  Purchaser shall, and shall cause its Affiliates to, permit Transferred Employees to provide such assistance to GE and its Affiliates as may be required in respect of claims against GE or its Affiliates, whether asserted or threatened, to the extent that, in GE's opinion, (a) a Transferred Employee has knowledge of relevant facts or issues, or (b) a Transferred Employee's assistance is reasonably necessary in respect of any such claim.

(c) Consultation with Employee Representative Bodies.  The parties hereto shall, and shall cause their respective Affiliates to, mutually cooperate in undertaking all reasonably necessary or legally required provision of information to, or consultations, discussions or negotiations with, employee representative bodies (including any unions or works councils) which represent employees affected by the transactions contemplated by this Agreement.

Section.4. Employee Data Protection.

(a) “GE Personal Data” includes any information relating to an identified or identifiable natural person that (i) is obtained by Purchaser or its Affiliates from GE or any of its Affiliates or representatives, (ii) is processed by Purchaser or its Affiliates on behalf of GE or its Affiliates, (iii) pertains to the personnel of GE or its Affiliates, or (iv) is created by Purchaser or its Affiliates based on (i), (ii), or (iii) above.

(b) Purchaser shall, and shall cause its Affiliates to, comply with all applicable Laws regarding the maintenance, use, sharing and processing of GE Personal Data, including (i) compliance with any applicable requirements to provide notice to, or obtain consent from, the data subject for processing of the data after the Closing Date, and (ii) taking any other steps necessary to ensure compliance with local data protection Laws, including the execution of any separate agreements with GE or its Affiliates to facilitate the lawful processing of certain GE Personal Data (such agreements to be executed before or after the Closing Date, as necessary).

Purchaser shall, and shall cause its Affiliates to, share and otherwise process GE Personal Data only on a need-to-know basis, only as legally permitted and only to the extent necessary to perform its obligations under the Transaction Agreements or GE’s or its Affiliates further written instructions.  Purchaser and its Affiliates shall use reasonable, technical and organizational measures to ensure the security and confidentiality of GE Personal Data in order to prevent, among other things, accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss.  Purchaser agrees that, before the Closing Date, neither it nor its Affiliates shall disclose any GE Personal Data to third parties without the express written approval of GE or its Affiliates, unless required by applicable Law.  Purchaser or one of its Affiliates shall immediately inform GE or one of its Affiliates of any breach of this security and confidentiality undertaking, unless prohibited from doing so by applicable Law.

Article I INDEMNIFICATION

SectionI.1. Indemnification by Seller.

(a) From and after the Closing, and subject to Section 7.01(b), Section 7.02, Section 7.05, Section 7.06, Section 7.07, Section 7.08 and Section 8.01, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and Representatives (collectively, the “Purchaser Indemnified Parties”) against, and reimburse any Purchaser Indemnified Party for, all Losses that such Purchaser Indemnified Party may suffer or incur, or become subject to, as a result of:

(i) any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto;

(ii) any breach or failure by Seller to perform any of its covenants or obligations contained in this Agreement to be performed after the Closing;

(iii) any actual direct out of pocket costs of the type described in Section 2.01(c)(v); or

(iv) any Excluded Liability.

(b) Notwithstanding any other provision of this Agreement to the contrary:  (i) Seller shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Losses pursuant to Section 7.01(a)(i), Section 7.01(a)(ii) or Section 7.01(a)(iii) until the aggregate amount of Purchaser Indemnified Parties’ Losses (other than Losses with respect to representations and warranties made in Sections 3.01, 3.03, 3.07 and 3.13 which shall not be subject to such deductible) exceeds $50,000 (the “Deductible Amount”), after which Seller shall only be obligated for such aggregate Losses of Purchaser Indemnified Parties in excess of the Deductible

Amount; (ii) the cumulative indemnification obligation of Seller under Section 7.01(a)(i) and Section 7.01(a)(ii) (other than the indemnification obligation of Seller with respect to representations and warranties made in Section 3.01, Section 3.03, Section 3.07, and Section 3.13) shall in no event exceed $150,000; and (iii) the cumulative indemnification obligation of Seller under Section 7.01(a)(i), Section 7.01(a)(ii) and Section 7.01(a)(iii) shall in no event exceed the aggregate amount of net proceeds actually received by Seller pursuant to this Agreement and the Promissory Note.  Notwithstanding anything in this Agreement to the contrary, in no event shall Seller be obligated to make any payment to Purchaser under this Article VII unless and until such time as the Promissory Note has been paid in full.

SectionI.2. Indemnification by Purchaser.

(a) From and after the Closing, and subject to Section 7.02(b), Section 7.04, Section 7.05, Section 7.07 and Section 8.01, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and Representatives (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may suffer or incur, or become subject to, as a result of:

(i) any breach of any warranty or the inaccuracy of any representation of Purchaser contained or referred to in this Agreement or any certificate delivered by or on behalf of Purchaser pursuant hereto;

(ii) any breach or failure by Purchaser to perform any of its covenants or obligations contained in this Agreement to be performed after the Closing;

(iii) any claim or cause of action by any Person against any Seller Indemnified Party with respect to the transfer, ownership, operation or use of the Purchased Assets or Assumed Liabilities or the operations of the Business arising on or after the Closing Date (including all actions of Purchaser with respect thereto) other than any such claim or cause of action which would constitute an Excluded Liability or for which Seller would otherwise be required to indemnify Purchaser pursuant to Section 7.01(a) (after giving effect to the provisions of Section 7.01(b)); or

(iv) any Assumed Liability.

(b) Notwithstanding any other provision of this Agreement to the contrary:  (i) Purchaser shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 7.02(a)(i) and Section 7.02(a)(ii) until the aggregate amount of Seller Indemnified Parties’ Losses exceeds the Deductible Amount, after which Purchaser shall only be obligated for such aggregate Losses of Seller Indemnified Parties in excess of the Deductible Amount; and (ii) the cumulative indemnification obligation of Purchaser under Section 7.02(a)(i) shall in no event exceed $150,000.

SectionI.3.

Notification of Claims.

(a) A Person that may be entitled to be indemnified under this Article VII (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance (including the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of such Third Party Claim); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 8.01 for such representation, warranty, covenant or agreement.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 7.03(a), with respect to any Third Party Claim, the Indemnifying Party shall have the right (but not the obligation) to assume the defense and control of any Third Party Claim and, in the event that the Indemnifying Party assumes the defense and control of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.  The party that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim.

(c) Seller or Purchaser, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim.  The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party; provided, that the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (subject to Section 7.01(b) and Section 7.02(b), if applicable), (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

SectionI.4. Exclusive Remedies.  Other than with respect to any equitable remedies contemplated by Section 6.03(e) or Section 8.13, Seller and Purchaser acknowledge and agree that the indemnification provisions of Section 7.01 and Section 7.02 shall be the sole and exclusive remedies of any Seller Indemnified Party and any Purchaser Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, the Business, the Purchased Assets, any breach of any representation or warranty in this Agreement by Purchaser or Seller, respectively, or any failure by Purchaser or Seller, respectively, to perform or comply with any covenant or agreement set forth herein.  Without limiting the generality of the foregoing, Seller and Purchaser hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

SectionI.5. Additional Indemnification Provisions.

(a) With respect to each indemnification obligation contained in this Article VII (i) all Losses shall be net of any third-party insurance proceeds that have been recovered or are recoverable by the Indemnified Party in connection with the facts giving rise to the right of indemnification, (ii) no representation or warranty of Seller shall be deemed untrue or incorrect as a consequence of the existence of any fact, circumstance or event that is (A) disclosed in connection with another representation or warranty contained in this Agreement or (B) otherwise known to Purchaser on the Closing Date  and (iii) Seller shall have no liability to indemnify any Purchaser Indemnified Party with respect to any Losses caused by or resulting from any action (A) that Seller is required, permitted or requested to take pursuant to this Agreement (including with the consent of Purchaser) or (B) that Seller, having sought Purchaser’s consent pursuant to this Agreement, did not take as a result of Purchaser having withheld or delayed the requested consent.

(b) If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this Article VII, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses.

(c) Purchaser and Seller agree that, for purposes of computing the amount of any indemnification payment under this Article VII, any such indemnification payment shall be treated as an adjustment to the Purchase Price for all Tax purposes.

(d) If Seller is required to indemnify a Purchaser Indemnified Party pursuant to the provisions of this Article VII, and the Losses for which the indemnification is sought under this Article VII has provided, or will provide, any Purchaser Indemnified Party with a Tax benefit, Purchaser shall use its best efforts to obtain (or cause such Purchaser Indemnified Party to obtain) such Tax benefit (including, if necessary, the filing of amended Tax Returns) and the amount of such Tax benefit that has been, or will be, realized (or in the event that amended Tax Returns are not filed, the amount of Tax benefit that the Purchaser Indemnified Party would have realized) shall reduce Seller’s liability to indemnify a Purchaser Indemnified Party under this Article VII (assuming, for these purposes, that the Purchaser Indemnified Party is subject to taxation at the highest applicable marginal income tax rate).

SectionI.6. Mitigation.  Each of the parties shall, and shall cause its applicable Affiliates and Representatives to, take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

SectionI.7.

Third Party Remedies.  If any Purchaser Indemnified Party is at any time entitled (whether by reason of a contractual right, a right to take or bring an Action, availability of insurance, or a right to require a payment discount or otherwise) to recover from another Person any amount in respect of any matter giving rise to a Loss (whether before or after Seller has made a payment to a Purchaser Indemnified Party hereunder and in respect thereof), Purchaser shall (and shall cause its applicable Affiliates and Representatives to) (i) promptly notify Seller and provide such information as Seller may require relating to such right of recovery and the steps taken or to be taken by Purchaser in connection therewith, (ii) if so required by Seller (subject to Purchaser being indemnified to its reasonable satisfaction by Seller against all reasonable out-of-pocket costs and expenses incurred by Purchaser in respect thereof) and before being entitled to recover any amount from Seller under this Agreement, first take all steps (whether by making a claim against its insurers, commencement of an Action or otherwise) as Seller may reasonably require to pursue such recovery, and (iii) keep Seller fully informed of the progress of any action taken in respect thereof.  Thereafter, any claim against Seller shall be limited (in addition to the limitations on the liability of Seller referred to in this Agreement) to the amount by which the Losses suffered by Purchaser Indemnified Party exceed the amounts so recovered by Purchaser Indemnified Party or any Affiliate of Purchaser.  If Purchaser Indemnified Parties recover any amounts in respect of Losses from any third party at any time after Seller has paid all or a portion of such Losses to Purchaser Indemnified Parties pursuant to the provisions of this Article VII, Purchaser shall, or shall cause such Purchaser Indemnified Parties to promptly (and in any event within two (2) Business Days of receipt) pay over to Seller the amount so received (to the extent previously paid by Seller).

SectionI.8. Limitation on Liability.  In no event shall any party have any liability to any other party (including under this Article VII) for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof).

Article II GENERAL PROVISIONS

SectionII.1. Survival.  The representations and warranties of Seller and Purchaser contained in or made pursuant to this Agreement (other than Section 3.04, which shall not survive the Closing) shall survive in full force and effect until the date that is twelve months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 7.01 or Section 7.02 thereafter); provided, however, that the representations and warranties made in Section 3.01, Section 3.03, Section 4.01, Section 4.02, Section 4.04, Section 4.07 and Section 4.08 shall survive in full force and effect until the fifth (5th) anniversary of the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 7.01 or Section 7.02 thereafter); provided, further, that the covenants and agreements set forth in this Agreement shall survive for the period provided in such covenants and agreements, if any, or until fully performed.

SectionII.2. Expenses.  Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses.

SectionII.3. Notices.  All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service), by email (so long as confirmation of receipt of such email is requested and received) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

if to Seller:

GEII c/o GE Distributed Power

4200 Wildwood Parkway

Atlanta, GA 30339

Attention:  M&A Legal, Project Heat

Email:  Energy.LegalMandA@ge.com

Facsimile:  +1-949-260-2617

if to GE:

GE Distributed Power

4200 Wildwood Parkway

Atlanta, GA 30339

Attention:  M&A Legal, Project Heat

Email:  Energy.LegalMandA@ge.com

Facsimile:  +1-949-260-2617

if to Purchaser:

Clean Energy HRS LLC150 Baker StreetCosta Mesa, CA 92626Attention:  PresidentEmail:________________________Facsimile:

________________________

with a copy (which shall not constitute notice) to:

Richardson & Maloney LLP2321 Rosecrans Avenue, Suite 3225El Segundo, CA 90245Attention:  T.R. MaloneyEmail:tm@RichardsonMaloney.comFacsimile:  +1-424-238-2162

SectionII.4. Public Announcements.  No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, in which case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication, to the extent practicable.

SectionII.5. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

SectionII.6. Entire Agreement.  The Transaction Agreements constitute the entire agreement of Seller and/or its Affiliates, on the one hand, and Purchaser and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements and supersede all prior agreements, undertakings and understandings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of Seller and/or its Affiliates, on the one hand, and Purchaser and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

SectionII.7.

Assignment.  This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other parties hereto.  Any attempted assignment in violation of this Section 8.07 shall be void.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.

SectionII.8. No Third-Party Beneficiaries.  Except as provided in Article VII with respect to Seller Indemnified Parties and Purchaser Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement or any other Transaction Agreement, express or implied, is intended to or shall confer upon any other Person, including any employee or former employee of Seller or the Business, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement; provided, however, that GE is an express third-party beneficiary of this Agreement.

SectionII.9. Amendment.  No provision of this Agreement or any other Transaction Agreement, including any Exhibits or Schedules hereto or thereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement.  No consent from any Indemnified Party under Article VII (other than the parties to this Agreement) shall be required in order to amend this Agreement.

SectionII.10. Disclosure Schedules.  Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosed for other Sections or Schedules of this Agreement to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure.  Matters reflected in any Section or Schedule of this Agreement are not necessarily limited to matters required by this Agreement to be so reflected.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

SectionII.11. Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT (AND ANY CLAIMS, CAUSES OF ACTION OR DISPUTES THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE HERETO, TO THE TRANSACTIONS CONTEMPLATED HEREBY, TO THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, OR TO THE INDUCEMENT OF ANY PARTY TO ENTER HEREIN, WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE AND WHETHER PREDICATED ON COMMON LAW, STATUTE OR OTHERWISE) SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, IN EACH CASE

WITHOUT REFERENCE TO ANY CONFLICT OF LAW RULES THAT MIGHT LEAD TO THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b) Each of the parties hereto agrees that any claims, causes of action or disputes that may be based upon, arise out of or relate to this Agreement or any Ancillary Agreement, to the transactions contemplated hereby or thereby, to the negotiation, execution or performance hereof or thereof, or to the inducement of any party to enter herein or therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise, shall be resolved only in the Courts of the State of Delaware sitting in the County of New Castle or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals from such courts (the “Delaware Courts”).  In that context, and without limiting the generality of the foregoing, each party irrevocably and unconditionally:

(i) submits for itself and its property in any Action relating to this Agreement or any Ancillary Agreement to the exclusive jurisdiction of the Delaware Courts, and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts;

(ii) consents that any such Action may and shall be brought in the Delaware Courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in the Delaware Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any Governmental Authority anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any Delaware Court;

(iv) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 8.03; and

(v) agrees that nothing in this Agreement or any Ancillary Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

SectionII.12. Bulk Sales Laws.  Purchaser and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state or any jurisdiction outside the United States that may otherwise be applicable with respect to the sale of any of the Purchased Assets.

SectionII.13. Specific Performance.  Each party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other parties hereto and that no party will have an adequate remedy at law.  Therefore, the obligations of GE under this Agreement, the obligations of Seller under this Agreement, including Seller’s obligation to sell the

Purchased Assets to Purchaser, and the obligations of Purchaser under this Agreement, including Purchaser’s obligation to purchase and acquire the Purchased Assets from Seller, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.  Each of the parties hereto expressly disclaims that it is owed any duties not expressly set forth in this Agreement, and waives and releases any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

SectionII.14. Rules of Construction.  Interpretation of the Transaction Agreements (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Disclosure Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (j) the parties thereto have each participated in the negotiation and drafting of the Transaction Agreements and if an ambiguity or question of interpretation should arise, the Transaction Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in any of the Transaction Agreements; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (n) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto.

SectionII.15. Counterparts.  Each of the Transaction Agreements may be executed in counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart of any such Agreement.

SectionII.16. Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.16.

SectionII.17. Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or its Affiliates shall have any liability for any Liabilities of Seller under this Agreement or the Ancillary Agreements of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC INTERNATIONAL, INC.

By:

Name:

Title:

CLEAN ENERGY HRS LLC

By:

Name:

Title:

Solely with respect to Section 5.03, Section 5.05, and Section 5.06, and Article I, Article VI and Article VIII)

GENERAL ELECTRIC COMPANY

By:

Name:

Title: